MIDDLESEX WATER SUBSIDIARY AWARDED WATER PRIVATIZATION
CONTRACT FOR DOVER AIR FORCE BASE SYSTEM

ISELIN, NJ, (September 16, 2013) Middlesex Water Company (NASDAQ: MSEX), a provider of water, wastewater and related services, today announced it has entered into an agreement through its subsidiary, Tidewater Utilities, Inc. with the U.S. Department of Defense for the privatization of the water system of Dover Air Force Base (DAFB) in Dover, Delaware.

Tidewater, also located in Dover, will provide DAFB with potable water service under a 50-year agreement. Tidewater intends to integrate the DAFB water system into its regulated utility operations, subject to Delaware Public Service Commission regulatory approval. Tidewater will own and maintain all DAFB water utility assets and make all necessary capital improvements to provide continued reliable utility service to the Base. Once implemented, the privatization is expected to be accretive to earnings immediately.

DAFB executes hundreds of missions throughout the world and provides 25 percent of the Nation's strategic airlift capability, projecting global reach to over 100 countries around the world. The Base operates the largest and busiest air freight terminal in the Department of Defense and is also home to the Air Mobility Command Museum, which welcomes thousands of visitors each year.

“Our company is extraordinarily proud to have a modest role in support of the mission of the 436th and 512th Airlift Wings at Dover Air Force Base, a premier U.S. military facility and, a neighbor to us in Dover,” said Dennis Doll, Middlesex President & CEO. The community outreach by the Base over time has provided a humbling opportunity for us to understand firsthand, the incredible contributions and sacrifices made by the many military personnel and civilian employees on Base, in support of our troops and their families,” added Doll.

Tidewater, established in 1964, provides service to retail water and wastewater customers and is the largest private water supplier south of the Chesapeake & Delaware Canal. Through its affiliated companies, Tidewater provides a wide range of water and wastewater services including consulting, contract operations and maintenance, and bulk water supply. For more information about Tidewater, visit www.tuiwater.com or call 800-523-7224.

Middlesex Water Company, Tidewater's parent company, organized in 1897, is one of nine U.S. based publicly-traded investor-owned water and wastewater companies. The Company provides regulated and unregulated water and wastewater utility services in New Jersey, Delaware and Pennsylvania through various subsidiary companies. For additional information regarding Middlesex Water Company, visit www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost-containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contacts:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549

bsohler@middlesexwater.com

Gerard L. Esposito, President

Tidewater Utilities Inc.

302-734-7500

jesposito@tuiwater.com